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                                                                     Exhibit 2.1

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                            STOCK PURCHASE AGREEMENT

                                  By and Among

                                  NATROL, INC.

                                       and

                                 Thomas E. Roark
                                 John Yves Morin
                                   Dwight Otis
                             Andrew M. Esposito, Jr.

                                       and

                             PROLAB NUTRITION, INC.














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                                TABLE OF CONTENTS

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ARTICLE I.  PURCHASE AND SALE OF SHARES...........................................................................1
         Section 1.01.   Purchase and Sale of Shares..............................................................1
         Section 1.02.   Total Purchase Price.....................................................................2
         Section 1.03.   Closing Financial Statements; Total Purchase Price Adjustment............................3
         Section 1.04.   Closing..................................................................................3
         Section 1.05.   Closing Deliveries.......................................................................4
         Section 1.06.   Stockholders' Representative.............................................................5
         Section 1.07.   Further Assurances.......................................................................7
         Section 1.08.   Transfer Taxes...........................................................................7

ARTICLE II.  NON-COMPETITION; POST-CLOSING EMPLOYMENT.............................................................7
         Section 2.01.  Non-Competition Agreement.................................................................7
         Section 2.02.  Post-Closing Employment...................................................................7
         Section 2.03.  Options...................................................................................7

ARTICLE III.  REPRESENTATION AND WARRANTIES OF THE STOCKHOLDERS...................................................8
         Section 3.01.  Making of Representations and Warranties..................................................8
         Section 3.02.  Ownership of Capital Stock................................................................8
         Section 3.03.  Authority of Stockholders.................................................................9
         Section 3.04.  Organization, Existence and Authority.....................................................9
         Section 3.05.  Capitalization...........................................................................10
         Section 3.06.  Subsidiaries; Investments................................................................11
         Section 3.07.  Financial Statements.....................................................................11
         Section 3.08.  Absence of Undisclosed Liabilities.......................................................11
         Section 3.09.  Absence of Certain Developments..........................................................12
         Section 3.10.  Accounts Receivable......................................................................12
         Section 3.11.  Transactions with Affiliates.............................................................12
         Section 3.12.  Title to Properties......................................................................13
         Section 3.13.  Tax Matters..............................................................................14
         Section 3.14.  Contracts and Commitments................................................................15
         Section 3.15.  Intellectual Property Rights.............................................................16
         Section 3.16.  Litigation...............................................................................18
         Section 3.17.  Permits; Compliance with Laws............................................................18
         Section 3.18.  Inventories..............................................................................19
         Section 3.19.  Labor Laws...............................................................................19
         Section 3.20.  Information Supplied to Natrol...........................................................20
         Section 3.21.  Investment Banking; Brokerage............................................................20

                                       (i)

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
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
         Section 3.22.  Employee Benefit Programs................................................................21
         Section 3.23.  Environmental Matters....................................................................23
         Section 3.24.  Insurance................................................................................24
         Section 3.25.  Relationship with Customers and Suppliers................................................24
         Section 3.26.  Investment Representations...............................................................25
         Section 3.27.  Corporate Records; Copies of Documents...................................................26

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF NATROL............................................................26
         Section 4.01.  Making of Representations and Warranties.................................................26
         Section 4.02.  Organization and Corporate Power.........................................................26
         Section 4.03.  Authority................................................................................27
         Section 4.04.  Investment Banking; Brokerage............................................................27

ARTICLE V.  SURVIVAL; INDEMNIFICATION............................................................................27
         Section 5.01.  Survival of Representations, Warranties, Etc.............................................27
         Section 5.02.  Indemnification by the Stockholders......................................................28
         Section 5.03.  Limitations on Indemnification by Stockholders...........................................29
         Section 5.04.  Indemnification by Natrol.  .............................................................30
         Section 5.05.  Limitations on Indemnification by Natrol.................................................31
         Section 5.06.  Notice; Defense of Claims................................................................31
         Section 5.07.  Recoveries...............................................................................33
         Section 5.08.  Satisfaction of Stockholder Indemnification Obligations.  ...............................33

ARTICLE VI.  MISCELLANEOUS.......................................................................................33
         Section 6.01.  Law Governing............................................................................33
         Section 6.02.  Notices..................................................................................33
         Section 6.03.  Prior Agreements Superseded..............................................................34
         Section 6.04.  Assignability............................................................................34
         Section 6.05.  Fees and Expenses........................................................................34
         Section 6.06.  Publicity and Disclosures................................................................35
         Section 6.07.  Captions and Gender......................................................................35
         Section 6.08.  Execution in Counterparts................................................................35
         Section 6.09.  Certain Remedies; Severability...........................................................35
         Section 6.10.  Amendments; Waivers......................................................................35


                                      (ii)

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement is made as of this 8th day of October, 1999, by and among Natrol, Inc., a Delaware corporation ("Natrol"), and Thomas
E. Roark ("Mr. Roark"), John Yves Morin ("Mr. Morin"), Dwight Otis ("Mr. Otis") and Andrew M. Esposito, Jr. (Mr. Esposito") (Mr. Roark, Mr. Morin, Mr. Otis and Mr. Esposito are sometimes referred to herein individually as a "Stockholder" and collectively as the "Stockholders") and PROLAB Nutrition, Inc., a Connecticut corporation ("Prolab").


                               W I T N E S S E T H

         WHEREAS, Prolab is in the business of marketing and supplying sports-related dietary supplements and other health and nutrition products to its customers (the "Business");

         WHEREAS, the Stockholders are each the record and beneficial owners of the number of shares, of any series, of common stock, no par value, of Prolab set forth opposite their names on the attached Exhibit A (the "Shares");

         WHEREAS, the Shares represent all of the issued and outstanding capital stock of the Prolab;

         WHEREAS, the Stockholders desire to sell to Natrol, and Natrol desires to purchase from the Stockholders, the Shares, subject to the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                     ARTICLE I. PURCHASE AND SALE OF SHARES.

         SECTION 1.01. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, Natrol hereby agrees to purchase from the Stockholders, and the Stockholders hereby agree to sell and deliver to Natrol, at the Closing (as hereinafter defined in Section 1.04 hereof), the Shares, free and clear of any and all liens, claims, options, charges, encumbrances, rights or restrictions of any nature ("Claims"). At the Closing, the Stockholders shall deliver or cause to be delivered to Natrol certificates representing all of the Shares. Such stock certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such signature guarantees and such other documents as may be reasonably required by Natrol to effect a valid transfer of such Shares by the Stockholders, free and clear of any and all Claims.


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         SECTION 1.02.     TOTAL PURCHASE PRICE.

                  (a) In consideration of the sale by the Stockholders to Natrol of the Shares and in reliance upon the representations and warranties of the Stockholders herein contained and the other terms and conditions hereof and subject to the satisfaction of all of the conditions contained herein, Natrol agrees to pay to the Stockholders, at the times set forth herein, a total aggregate consideration (the "Total Purchase Price"), which shall be allocated among the Stockholders on a pro rata basis as set forth on SCHEDULE 1.02, equal to Thirty Million Dollars ($30,000,000) minus the Adjustment Amount, if any, to be determined and paid in accordance with Section 1.03. The Total Purchase Price shall be satisfied by delivery by Natrol to the Stockholders (allocated among the Stockholders on a pro rata basis as set forth on Schedule 1.02) of: (a) Twenty Nine Million Dollars ($29,000,000) (the "Cash Payment") and (b) 124,270 shares of common stock, par value $.01 per share, of Natrol ("Natrol Common Stock") (the "Stock Payment").

                  (b) The Cash Payment shall be paid by Natrol at the Closing. The Stock Payment shall be held by Natrol as security in favor of Natrol for, and shall be reduced to the extent of, all Losses (as defined in Section 5.02 hereof) incurred by Prolab as a result of: (i) the litigation styled as PROLAB NUTRITION, INC. V. BASIC RESEARCH, LLC, ET AL., Case No. C2 99- 396, now pending in the Federal District Court for the Southern District of Ohio (the "Current Lawsuit"); (ii) any Action or potential Action between one or more of the parties to the Current Lawsuit and/or any related or affiliated parties or governmental entity arising out of or relating to the general state of facts alleged in the Current Lawsuit (collectively with the Current Lawsuit the "Basic Litigation"); and (iii) the patent/trademark dispute between Prolab, Ergogenix, LLC, Brink Training Systems and others described in Section 3.15 of the Disclosure Schedule (the "Patent Dispute"). Within ten (10) days following the last to occur of: (i) the date on which the Basic Litigation has been fully and finally resolved, by settlement between the parties, arbitration, court order (once all periods for appeal have expired) or otherwise; or (ii) the date on which the Patent Dispute is fully and finally resolved to the reasonable satisfaction of Natrol, Natrol shall issue or cause to be issued to the Stockholders (allocated among among the Stockholders on a pro rata basis as set forth on Schedule 1.02) that number of shares of Natrol Common Stock, if any, equal to (A) the Stock Payment less (B) that number of whole shares of Natrol Common Stock equal to the quotient of all Losses incurred by any Buyer Indemnified Party subsequent to the Closing Date in respect of the Basic Litigation and the Patent Dispute divided by $8.047 (as adjusted from time to time to reflect any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or similar event affecting shares of Natrol Common Stock). In the event the Stock Payment held as security by Natrol is insufficient to compensate the Buyer Indemnified Parties for such Losses, the Stockholders shall be jointly and severally liable for, and shall promptly pay, any deficiency to such Buyer Indemnified Parties. In the event that payment of such a deficiency is due from the Stockholders but is not paid, such obligation may be satisfied by set-off against any amounts payable to any Stockholder pursuant to this Agreement or

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otherwise. For purposes hereof, the term "Action" shall mean any counterclaim, crossclaim or other action, suit, arbitration, inquiry, proceeding or investigation by or before any court, arbitration tribunal or governmental entity.

                  SECTION 1.03. CLOSING FINANCIAL STATEMENTS; TOTAL PURCHASE PRICE ADJUSTMENT.

                  (a) Prior to the execution of this Agreement the Stockholders have engaged the public accounting firm of Sansiveri, Kimball & McNamee LLP to conduct an audit in accordance with generally accepted auditing standards ( the "Audit") of the financial statements of Prolab for the year ended December 31, 1998, and for the period beginning January 1, 1999 and ending on the Closing Date ( the "Current Stub Period") ( the "Closing Date Financial Statements"), which financial statements are to be prepared in accordance with generally accepted accounting principles and practices, applied consistently with past reporting periods of Prolab ("GAAP"). In connection with the Audit and the preparation of the balance sheet included in the Closing Date Financial Statements ( the "Closing Balance Sheet"), promptly following the Closing Natrol shall cause to be conducted a physical count and valuation of the inventory of Prolab, using a valuation method consistent with GAAP. Such physical count shall take place on not less than five business days notice to the Stockholders, and the Stockholders shall be entitled to be present. The results of the physical count and valuation shall, in the absence of manifest error, be final and binding on the parties. As soon as practicable following the Closing but in any event by the later of 75 days following the Closing Date or 10 days following completion of the Audit, Natrol shall deliver to the Stockholders the audited financial statements, including the Closing Date Balance Sheet, together with a calculation of the Adjustment Amount. The "Adjustment Amount" shall be the amount (if any) by which the Net Tangible Assets (as defined below) of Prolab, as shown on the Closing Balance Sheet, are less than the sum of Three Million, Two Hundred Fifty Thousand Dollars ($3,250,000). On the basis of the Closing Balance Sheet, the Adjustment Amount shall reduce the Total Purchase Price and the Stockholders shall, on a joint and several basis, make prompt payment to Natrol of the Adjustment Amount. In the event that an Adjustment Amount is due from the Stockholders but is not paid, such obligation may be satisfied by set-off against any amounts payable to any Stockholder by Natrol pursuant to this Agreement or otherwise.

                  (b) For purposes of this Section 1.03, "Net Tangible Assets" shall mean Tangible Assets of Prolab, less total liabilities, and "Tangible Assets" shall mean total assets of Prolab less goodwill and general intangibles, in each case as reflected on either the Estimated Closing Balance Sheet or the Closing Balance Sheet, as the case may be, and determined in accordance with GAAP.

         SECTION 1.04. CLOSING. The transactions contemplated by this Agreement shall be consummated at the closing (the "Closing") which will take place at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts on October 8, 1999.

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Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by the Stockholders and Natrol. The date of the Closing is referred to herein as the "Closing Date."

         SECTION 1.05.  CLOSING DELIVERIES.

                  (a) DELIVERIES OF PROLAB AND THE STOCKHOLDERS. At the Closing, or in the case of item (i) below, at least five (5) and not more than seven (7) business days prior to the Closing Date, the Stockholders shall deliver or cause to be delivered, unless any such delivery shall be waived by Natrol in writing, the following:

                           (i) a letter from the auditors engaged by Prolab to audit its financial statements for the year ended December 31, 1998 and the Current Stub Period to the effect that such firm: (x) has had no indication from its audit activities to the date of such letter of a significant discrepancy in the financial statements contained in
         Section 3.07 of the Disclosure Schedule (as defined below); and (y) has found no reason to conclude that such statements will not be fully auditable by such firm within sixty (60) days after the Closing Date.

                           (ii) stock certificates representing all of the outstanding shares of capital stock of Prolab properly endorsed;

                           (iii)Non-competition Agreements (as defined in
         Section 2.01) properly executed by Messrs. Roark, Morin and Esposito;

                           (iv) resignations of Messrs Roark, Morin, Esposito and Otis from their positions as Directors of Prolab and all corporate offices held by them with Prolab;

                           (v) a General Release duly executed by each of the Stockholders in the form of EXHIBIT 1.05A attached hereto;

                           (vi) memorandum of Action of Board of Directors and all Stockholders of Prolab: (A) approving and ratifying all provisions of this Agreement and authorizing the Closing: and (B) canceling all obligations and waiving all rights of the parties to that certain Stockholders Agreement dated March 12, 1999 among Prolab and its stockholders;

                           (vii) evidence satisfactory to Natrol and its counsel of the repayment to Prolab of any outstanding loans or advances made by Prolab to any Stockholder or affiliate of any Stockholder, including a promissory note of Thomas E. Roark dated August 27, 1999 in the principal amount of $500,000; and

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                           (viii) evidence satisfactory to Natrol and its
         counsel that all of the Recommendations contained in Section VII.B of the Phase I Environmental Site Assessment Report issued on June 16, 1997 by HRP Associates, Inc., in respect of 11 Britton Drive, Bloomfield, CT 06002, have been adopted by Prolab.

                  (b) DELIVERIES OF NATROL. At the Closing, Natrol shall deliver or cause to be delivered, unless any such delivery shall be waived by the Stockholders in writing, wire transfers in immediately available funds to one or more bank accounts designated in writing by the Stockholders, in the aggregate amount equal to the Cash Payment, and in the amounts set forth on Schedule 1.02.

         SECTION 1.06. STOCKHOLDERS' REPRESENTATIVE.

                  (a) By the execution and delivery of this Agreement and by their act of surrendering certificates representing their Shares pursuant to this Agreement, each of the Stockholders hereby irrevocably constitutes and appoints, for the period beginning on the date hereof and ending on the later of the third anniversary of this Agreement or date on which all indemnity claims under Article V hereof are finally settled, Mr. Roark, his or her true and lawful agent and attorney-in-fact (the "Representative"), with full power of substitution, subject to the terms of the Representative Agreement dated of even date herewith among the Stockholders and the Representative and attached hereto as EXHIBIT 1.06(A), to act in his name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement, and to act on his behalf in any dispute, litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as the Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

                           (i) to waive any condition to the obligations of the Stockholders to consummate the transactions contemplated by this Agreement, PROVIDED, HOWEVER, that if the waiver of any condition could have a Material Adverse Effect (as defined in Section 3.01) on the Stockholders, such waiver must be approved by a majority in interest of the Stockholders;

                           (ii) to act for the Stockholders with regard to matters pertaining to indemnification referred to in this Agreement and adjustments pursuant to Section 1.03, including the power to compromise any claim on behalf of the Stockholders;

                           (iii) to do or refrain from doing any further act or deed on behalf of the Stockholders which the Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement, as fully and completely as each Stockholder could do if personally present; and


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                           (iv) to deliver all ancillary agreements,
         certificates and documents and to receive all notices and service of process on behalf of the Stockholders in connection with any claims or matters under this Agreement (and the Representative agrees to deliver copies of all such notices and service of process to the Stockholders).

                  (b) If Mr. Roark dies or otherwise becomes incapacitated and unable to serve as Representative, or is unwilling to serve as Representative, then a new Representative shall be selected by the affirmative vote of a majority in interest of the Stockholders to serve as the new Representative. The appointment of the Representative shall be deemed coupled with an interest and shall be irrevocable, and Natrol and Prolab and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Representative on behalf of the Stockholders in all matters referred to herein. All notices delivered by Natrol or Prolab to the Representative (whether pursuant hereto or otherwise) for the benefit of the Stockholders shall constitute notice by Natrol or Prolab to the Stockholders. The Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Representative believes to be in the best interest of the Stockholders and consistent with his obligations under this Agreement, but the Representative shall not be responsible to the Stockholders for any loss or damages the Stockholders may suffer by reason of the performance by the Representative of his duties under this Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of his duties under this Agreement.

         The Stockholders agree to indemnify and hold harmless the Representative from and against any and all expenses (including attorneys' fees), judgments fines or other damages incurred by him in connection with, arising from or relating to the performance of his duties as Representative hereunder, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Stockholders and, with respect to any criminal action or proceeding, had no reasonable belief his conduct was unlawful. Natrol and Prolab agree that the Stockholders may so indemnify the Representative.

                  (c) All actions, decisions and instructions of the Representative taken, made or given pursuant to the authority granted to the Representative pursuant to paragraph (a) above shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Natrol and Prolab hereby acknowledge that the Representative may with respect to any particular action, decision or instruction solicit the consent of the Stockholders before acting.

                  (d) The provisions of this Section 1.06 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Stockholders to the Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Stockholder.


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                  (e) Natrol and Prolab shall be entitled to rely conclusively on the instructions and decisions of the Representative as to any actions required or permitted to be taken by the Stockholders or the Representative hereunder, and no party hereunder shall have any cause of action against Natrol and Prolab for any action taken by Natrol or Prolab in reliance upon the instructions or decisions of the Representative.

         SECTION 1.07. FURTHER ASSURANCES. The Stockholders and the Representative from time to time after the Closing at the request of Natrol and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Natrol may reasonably require to more effectively transfer and assign to, and vest in, Natrol the Shares free and clear of any and all Claims and all rights thereto, and to fully implement the provisions of this Agreement.

         SECTION 1.08. TRANSFER TAXES. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Shares under this Agreement will be borne and paid by the Stockholders, and the Stockholders shall promptly reimburse Prolab and Natrol for any such tax, fee or duty which it is required to pay under applicable law.


              ARTICLE II. NON-COMPETITION; POST-CLOSING EMPLOYMENT.

         SECTION 2.01. NON-COMPETITION AGREEMENT. As a material inducement to and a condition precedent of Natrol's purchase of the Shares, and associated goodwill, and in consideration of the payment by Natrol to the Stockholders of their pro rata portion of the Total Purchase Price and in consideration of their continued employment by Prolab following the Closing as provided for herein, each of Mr. Roark, Mr. Morin and Mr. Esposito shall execute and deliver on the Closing Date a Non-Competition Agreement in the form of EXHIBIT 2.01 attached hereto (the "Non-Competition Agreement") providing for a period of non-competition of five (5) years.

         SECTION 2.02. POST-CLOSING EMPLOYMENT. Natrol shall cause Prolab to employ Messrs. Roark, Morin and Esposito commencing on the day following the Closing Date on an at will basis, at the base compensation and with the bonus arrangements as are set forth on the attached Schedule 2.02.

         SECTION 2.03. OPTIONS. Promptly upon being notified by the Representative, on or after the Closing, of the recipients and their respective allotments, Natrol shall deliver duly executed option agreements pursuant to Natrol's then active stock option plan granting options (vesting in equal quarterly installments over a three year period) to purchase a total of 500,000 shares of common stock, par value $0.01 per share, of Natrol, to the persons, and in the respective allotments, identified by the Representative. Optionees shall execute and deliver option agreements in a form customarily used by Natrol.

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







         ARTICLE III. REPRESENTATION AND WARRANTIES OF THE STOCKHOLDERS.


         SECTION 3.01. MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Natrol to enter into this Agreement and consummate the transactions contemplated hereby, and notwithstanding any investigation made by Natrol, Prolab and each of the Stockholders hereby jointly and severally make to Natrol the representations and warranties contained in this Article III, except that the representations and warranties in Section 3.02 and 3.03 are made severally by each Stockholder as to himself. For purposes of this Agreement, references to a "Person" shall mean an individual, a corporation, an association, an estate, a trust, a partnership or any other entity or organization.

         For purposes of this Agreement, references to the "knowledge" or "best knowledge" of, or "known" to, a Stockholder or Prolab, or words of similar meaning shall mean and be limited to such knowledge as any of the Subject Persons (as defined below) actually has or reasonably ought to have in the prudent exercise of his or her duties and responsibilities, it being understood that the following principles shall apply to the application of this definition:

                  (a) any matters set forth in a written document received, sent or acknowledged by any of Prolab or any Subject Person shall be deemed known whether or not any Subject Person has conscious knowledge of such matter;

                  (b) any matter known to counsel to, independent accountants for or other advisors of any Stockholder shall be deemed known whether or not any Subject Person has conscious knowledge of such matter; and

                  (c) the term "Subject Persons" means each of the following:
(x) the Stockholders and (y) the senior executive officers and all other Persons named on Section 3.01 of the Disclosure Schedule hereto.

         For purposes of this Agreement, references to "Material Adverse Effect" shall mean a material adverse effect on the properties, assets, business, condition (financial or otherwise), total surplus, results of operations or prospects of Prolab.

         SECTION 3.02. OWNERSHIP OF CAPITAL STOCK. Each Stockholder owns beneficially and of record the respective number of the Shares listed opposite such Stockholder's name on SCHEDULE 1.02 hereto, free and clear of any and all Claims. Upon delivery to Natrol at the Closing of the certificates representing the Shares owned by such Stockholder duly endorsed in blank for transfer or with stock powers attached duly executed in blank, against delivery of the purchase price therefor, good and valid title thereto shall be transferred to Natrol, free and clear of any and all Claims.


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         SECTION 3.03.  AUTHORITY OF STOCKHOLDERS.

                  (a) Each Stockholder has full authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Stockholder pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument to be executed and delivered by such Stockholder or pursuant to or as contemplated by this Agreement constitute, or when executed and delivered by such Stockholder will constitute, valid and binding obligations of such Stockholder enforceable in accordance with their respective terms except as such enforceability may be limited by principles of equity with respect to specific performance, injunctive relief and other equitable remedies.

                  (b) The execution, delivery and performance by such Stockholder of this Agreement and each such agreement, document and instrument:

                           (i) do not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Stockholder, or require such Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any Person (governmental or otherwise) that has not been obtained or made; and

                           (ii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Stockholder is a party or by which the property of such Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Stockholder.

         SECTION 3.04.  ORGANIZATION, EXISTENCE AND AUTHORITY.

                  (a) Prolab is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and is duly qualified or registered as a foreign corporation (i) in each jurisdiction listed in Section 3.04 of the Disclosure Schedule delivered by the Stockholders under this Agreement (the "Disclosure Schedule") or (ii) in which Prolab is required to be licensed or qualified to conduct its business or own its properties, except where the failure to so qualify or register would not have a Material Adverse Effect on Prolab. Prolab has all requisite corporate power and authority, and all material and necessary authorizations, approvals, orders, licenses, certificates and permits to conduct its Business. True and complete copies of the articles of incorporation or equivalent

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charter document and by-laws of Prolab has previously been delivered to Natrol.
Prolab is not in violation of any term of its articles of incorporation and by-laws.

                  (b) Prolab has full corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on its behalf pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument to be executed and delivered by any of Prolab pursuant to or as contemplated by this Agreement constitute, or when executed and delivered by Prolab will constitute, its valid and binding obligation enforceable in accordance with their respective terms. The execution, delivery and performance by the Stockholders and Prolab of this Agreement and each agreement, document and instrument to be executed and delivered by any of them pursuant to this Agreement and the transactions contemplated hereby and thereby:

                           (i) do not and will not violate the articles of incorporation or by-laws of any of Prolab or any laws, rules or regulations of the United States or any state or other jurisdiction applicable to Prolab, or require Prolab to obtain any approval, consent or waiver of, or to make any filing with, any Person (governmental or otherwise), including without limitation any state insurance or similar regulatory authority, that has not been obtained or made; and

                           (ii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which any of Prolab is a party or by which the property of any of Prolab is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of any of Prolab.

         SECTION 3.05.  CAPITALIZATION.

                  (a) Section 3.05 of the Disclosure Schedule sets forth the authorized capital stock of each of Prolab and the number of issued and outstanding shares of Common Stock of Prolab, all of which shares are duly and validly issued, fully paid and nonassessable, were issued in compliance with all applicable state and federal securities laws and are owned beneficially and of record by the Stockholders as indicated in Section 3.05 of the Disclosure Schedule. No shares of capital stock of any of Prolab are held in its treasury. Except as set forth in Section 3.05 of the Disclosure Schedule, (i) there are no outstanding subscriptions, options, warrants, commitments, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of Prolab; (ii) no person has any preemptive right, right of first refusal or similar right to acquire the Shares, any other shares of capital stock of Prolab, in connection with the transactions contemplated by this Agreement or otherwise; (iii) there are no restrictions on the transfer of any shares of capital stock of Prolab, other than those imposed by relevant state and federal securities laws; (iv) no person has any right to cause Prolab thereof to effect the registration under the Securities Act of 1933, as amended, of any shares of its capital stock or any other securities (including debt securities); (v) Prolab does not have an obligation to purchase, redeem or otherwise acquire any of its equity securities or any interests therein, or to pay any dividend or make any other distribution in respect thereto; and (vi) there are no voting trusts, stockholders' agreements, or proxies relating to any securities of Prolab.

         SECTION 3.06. SUBSIDIARIES; INVESTMENTS. A complete and correct list of all of the direct and indirect Subsidiaries of Prolab is set forth in Section
3.06 of the Disclosure Schedule. All of the outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and all of such shares or other equity interest are owned beneficially and of record by the Company or Companies indicated in Section 3.06 of the Disclosure Schedule, free and clear of any and all Claims. Except as set forth in Section 3.06 of the Disclosure Schedule, none of Prolab owns or has any direct or indirect interest in or control over any corporation, partnership, joint venture or other entity of any kind. For purposes hereof, the term "Subsidiary" means, with respect to any Person, any corporation more than 50% of the outstanding voting securities of which, or any partnership, joint venture or other entity more than 50% of the total equity interest of which, is directly or indirectly owned by such Person.

         SECTION 3.07. FINANCIAL STATEMENTS. Included in Section 3.07 of the Disclosure Schedule are the following financial statements of Prolab, all of which statements (including the footnotes and schedules thereto) were prepared from the books and records of Prolab in accordance with GAAP (except for the absence of some or all footnotes required by GAAP) and fairly present the financial position of Prolab on the dates of such statements and its results of operations for the periods covered thereby: (i) unaudited balance sheet, statement of income and retained earnings and statement of cash flows as at December 31, 1996, December 31, 1997 and December 31, 1998, and (ii) unaudited balance sheet, statement of income and retained earnings and statement of cash flows as at August 31, 1999 and statements of operations and cash flows for the eight-month period then ended (the "Base Balance Sheet").

         SECTION 3.08. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section 3.08 of the Disclosure Schedule and to the extent reflected or reserved against in the Base Balance Sheet, Prolab has no liabilities or obligations of any kind or nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, except liabilities (i) set forth in the Disclosure Schedule, (ii) incurred in the ordinary course of business since the date of the Base Balance Sheet consistent with the terms of this Agreement or,
(iii) for the performance of obligations under contracts entered into in the ordinary course of business.

         SECTION 3.09. ABSENCE OF CERTAIN DEVELOPMENTS. Since December 31, 1998, Prolab has conducted its business only in the ordinary course consistent with past practice and, except as set forth in Section 3.09 of the Disclosure Schedule, there has been: (i) no change in the condition, financial or otherwise, of Prolab or in the assets, liabilities, properties or business of Prolab which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a Material Adverse Effect; (ii) no mortgage, encumbrance or lien placed on any of the properties of Prolab or any of its Subsidiaries; (iii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of any capital stock of any class of Prolab or any options, warrants or other rights to acquire, or securities convertible into or exchangeable for, any such capital stock; (iv) no waiver or cancellation of any debt or claim held by Prolab; (v) no incurrence or modification of any contingent liability with respect to the obligations of others, and no incurrence or modification of any other contingent or fixed obligations or liabilities except in the ordinary course of business and consistently with past practices; (vi) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, agent or stockholder other than salary increases in the ordinary course of business consistent with past practice; (vii) no material loss, destruction or damage to any property of Prolab, whether or not insured; (viii) no notice of any claim of unfair labor practices or labor dispute or work stoppage involving Prolab and no change in senior executives of Prolab or; (ix) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other transaction by Prolab other than in the ordinary course of business; (x) no obligation or liability incurred by Prolab to any of their respective officers, directors, stockholder or employees, or any loans or advances made by Prolab to any of their respective officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees; (xi) no change in accounting methods or practices, credit practices or collection policies used by Prolab; and (xii) no agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require Prolab to take any of the actions specified in paragraphs (i) through
(xi) above.

         SECTION 3.10. ACCOUNTS RECEIVABLE. Except to the extent reserved against in the Base Balance Sheet, all of the accounts receivable of Prolab are valid and enforceable claims, are subject to no set-off or counterclaim, and are fully collectable in ninety (90) days, except for receivables due from GND and AAFES, which shall be collectable in the normal course of business, after deducting the allowance for doubtful accounts stated in the Base Balance Sheet and adjusted since the date thereof in accordance with GAAP.

         SECTION 3.11. TRANSACTIONS WITH AFFILIATES. Except as set forth in
Section 3.11 of the Disclosure Schedule, there are no loans, leases or other continuing transactions between Prolab and any present or former stockholder, director or officer of Prolab, or any member of such officer's, director's or stockholder's immediate family, or any person controlled by such officer, director or stockholder or his or her immediate family. Except as set forth in

Section 3.11 of the Disclosure Schedule, no stockholder, director or officer of Prolab nor any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Prolab, or any organization which has a material contract or arrangement with Prolab.

         SECTION 3.12.  TITLE TO PROPERTIES.

                  (a) TITLE. Except as set forth in Section 3.12(a) of the Disclosure Schedule, Prolab has good and valid title to all of its properties and assets reflected on the applicable Base Balance Sheet or acquired thereafter, free and clear of all mortgages, security interests, liens, restrictions or encumbrances except for (i) those restrictions and encumbrances which do not individually or in the aggregate materially interfere with, or restrict, the use and operation of said properties and assets as the same are currently used and operated and (ii) those liens that arise by operation of law to secure the payment of applicable ad valorem and/or personal taxes. All equipment included in such properties which is necessary to the business of Prolab is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which Prolab or its Subsidiaries is a party are fully effective and afford such company peaceful and undisturbed possession of the subject matter of the lease.

                  (b) CONSENTS. Except as set forth in Disclosure Schedule
Section 3.12(b), no consent or approval is required with respect to the transactions contemplated by this Agreement from the other parties to any lease of real or personal property, or from any regulatory authority, no filing with any regulatory authority is required in connection therewith, and to the extent that any such consents, approvals or filings are required, Prolab or the Stockholders will obtain or complete them before the Closing.

                  (c) COMPLIANCE WITH LAW. Prolab has not received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any owned or leased real property that has not been heretofore corrected and no such violation exists which could have a Material Adverse Effect except as set forth in Section 3.12(c) of the Disclosure Schedule. All improvements located on or constituting part of the owned or leased real property and their use and operation by Prolab were and are now in compliance in all respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, expect as set forth in Section 3.12(c) of the Disclosure Schedule. No approval or consent to the transactions contemplated by this Agreement is required of any governmental authority with jurisdiction over any aspect of the owned or leased real property or its use or operations. Prolab has not received any notice of any real estate tax deficiency or assessment nor is aware of any proposed deficiency, claim or assessment with respect to any of the owned or leased real property, or any pending or threatened condemnation thereof.

                  (d) CONDITION OF OWNED REAL PROPERTY. Except as set forth in
Section 3.12(d) of the Disclosure Schedule, there are no material defects in the physical condition of any land, buildings or improvements owned by Prolab, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair, have been well maintained. To the Knowledge of Prolab and the Stockholders, none of the property owned by Prolab is located in an area designated by any governmental authority as being within a flood plain or subject to special flood or other hazards. Access to the property owned by Prolab is by a public way or public street. To the Knowledge of Prolab and the Stockholders, all water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the real property leased by Prolab have been connected under valid permits and pursuant to valid easements where required, and are sufficient to service the property owned by Prolab and are in good operating condition.

         SECTION 3.13. TAX MATTERS. Prolab has filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation income taxes, estimated taxes, excise taxes, sales taxes, use taxes, premium taxes, gross receipts taxes, franchise taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, and property taxes, whether or not measured in whole or in part by net income, (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not, except taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 3.07 above. The provisions for taxes on the Base Balance Sheet are sufficient as of the date thereof for the payment of all accrued and unpaid Taxes of any nature of Prolab, and any applicable Taxes owing by it to any foreign jurisdiction, whether or not assessed or disputed. All Taxes and other assessments and levies which Prolab, is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities except where the failure to withhold or collect and pay over would not have a Material Adverse Effect on Prolab. Neither the Internal Revenue Service nor any other governmental authority is now asserting or, is threatening to assert against Prolab any deficiency or claim for additional Taxes. Except as set forth in Section 3.13 of the Disclosure Schedule, there has not been any audit of any tax return filed by Prolab or any of its Subsidiaries. Except as set forth in Section 3.13 of the Disclosure Schedule, no waiver or agreement by Prolab. Except as set forth in
Section 3.13 of the Disclosure Schedule, no claim has ever been made by an authority in a jurisdiction where Prolab does not file tax returns that any of them is or may be subject to taxation by that jurisdiction. Except as set forth in Section 3.13 of the Disclosure Schedule, there are no security interests on any of the assets of Prolab that arose in connection with any failure (or alleged failure) to pay any Tax.

         Section 3.13 of the Disclosure Schedule lists all federal, state, local, and foreign income tax returns (including all schedules and attachments) filed with respect to Prolab or any of its Subsidiaries for taxable periods ended on or after December 31, 1994. Prolab has delivered to Natrol correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by Prolab since December 31, 1994.

         Prolab has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         Prolab has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Prolab is not a party to any Tax allocation or sharing agreement. Prolab (a) has not been a member of an affiliated group filing a consolidated federal income tax return or (b) has no liability for the Taxes of any Person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         SECTION 3.14.  CONTRACTS AND COMMITMENTS.

                  (a) Except as set forth in Section 3.14 of the Disclosure Schedule, Prolab is not a party to or is not otherwise bound by any (i) employment contracts; (ii) stock redemption or purchase agreements; (iii) agreements providing for the indemnification of others against any liabilities (other than indemnification incidental to agreements entered into in the ordinary course of business) or the sharing of the tax liability of others; (iv) license agreements (as licensor or licensee); (v) distributor or sales representative or similar agreements with any Person; (vi) agreements with officers, directors, employees, or stockholders of Prolab or persons or organizations related to or affiliated with any such persons; (vii) leases;
(viii) plans or contracts providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union; (ix) agreements containing covenants limiting the freedom of Prolab to compete in any line of business or territory or with any person or entity; (x) indentures, mortgages, promissory notes, loan agreements, guaranties or other agreements or commitments for the borrowing of money or any related security agreements; (xi) any partnership, trust agreement, joint venture, or other similar contract, arrangement or agreement; (xii) any registration rights agreements, warrants, warrant agreements or other rights to subscribe for securities, any voting agreements, voting trusts, shareholder agreements or other similar arrangements or any stock purchase or repurchase agreements or stock restriction agreements; or (xiii) any other agreement, contract, commitment or similar arrangement which (A) based on the level of business over the past 12 months has provided for or involved payments by or imposed any liability or obligation of Prolab in excess of $25,000 per annum to any other Person or (B) based on the level of business over the past 12 months has provided for receipt by or created any right of Prolab to collect in excess of $25,000, other than agreements, contracts or commitments incidental to plans or products offered or sold by

Prolab which do not provide for annual receipts by Prolab or any of its Subsidiaries in excess of $50,000 including, without limitation, any proposal or commitment known to Prolab or the Stockholders with respect to any prospective client or customer relationship which will involve such amounts.

                  (b) All contracts, agreements, leases and instruments to which Prolab is a party or by which any of them is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of such company and, to the best knowledge of the Stockholders, enforceable in accordance with their respective terms. There is no notice or threat of termination or modification of any contracts, agreements or instruments listed in Section 3.14 of the Disclosure Schedule, which termination or modification is reasonably likely to have a Material Adverse Effect. Neither Prolab or any other party to any of the contracts, agreements or instruments listed in Section 3.14 of the Disclosure Schedule is in default in complying with any provisions thereof, and no condition or event or fact exists which, with notice, lapse of time or both would constitute a default thereunder on the part of Prolab or any other party thereto, except for any such default, condition, event or fact that, individually or in the aggregate, would not have a Material Adverse Effect.

                  (c) Prolab (i) has no liability for renegotiation of government contracts or subcontracts, (ii) has been suspended or debarred from bidding on contracts or subcontracts with any federal, state or local agency or governmental authority, (iii) has not been audited or investigated by any such agency or authority with respect to contracts entered into or goods and services provided by Prolab or (iv) has not had a contract terminated by any such agency or authority for default or failure to perform in accordance with applicable standards.

         SECTION 3.15.  INTELLECTUAL PROPERTY RIGHTS.

                  (a) Except as described in Section 3.15 of the Disclosure Schedule, Prolab has exclusive ownership of, or exclusive license to use, all patent, copyright, trade secret, trademark, or other proprietary rights (collectively, "Intellectual Property") used or to be used in the business of Prolab as presently conducted or contemplated. All of the rights of Prolab in such Intellectual Property are freely transferable. There are no claims, demands or liens or encumbrances of any other kind by any person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of Prolab in respect thereof. Prolab has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incidental to its products or its business as presently conducted or contemplated.

                  (b) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to Prolab or used or to be used by Prolab in the Business as presently conducted or contemplated, and all other items of Intellectual Property which are material to the business or operations of Prolab, are listed in Section 3.15 of the Disclosure Schedule. All of such patents, patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other jurisdictions as identified on said Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

                  (c) All licenses or other agreements, including all amendments thereto, under which Prolab is granted rights in Intellectual Property are listed in Section 3.15 of the Disclosure Schedule. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto or notice of any claim of any failure of compliance in respect thereto, and, except as set forth on Section 3.15 of the Disclosure Schedule, all of the rights of Prolab thereunder are freely assignable. To the knowledge of Company, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby and Prolab has no knowledge that any licensor is insolvent, has committed an act of bankruptcy or is bankrupt. True and complete copies of all such licenses or other agreements have been provided to Buyers.

                  (d) All licenses or other agreements, including all amendments thereto, under which Prolab has granted rights to others in Intellectual Property owned or licensed by Prolab are listed in Section 3.15 of the Disclosure Schedule. All of said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on Section 3.15 of the Disclosure Schedule, all of the rights of Prolab thereunder are freely assignable by Prolab. True and complete copies of all such licenses or other agreements have been provided to Buyers.

                  (e) Prolab has taken all steps required in accordance with sound business practice to establish and preserve its ownership of all Intellectual Property rights with respect to its products, services and technology. Prolab has required all professional and technical employees and other employees having access to valuable non-public information of Prolab, to execute agreements under which such employees are required to convey to Prolab ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of Prolab. Prolab has not made any such information available to any person other than employees of Prolab except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. Except as set forth in Section 3.15 of the Disclosure Schedule, Prolab has no knowledge of any infringement by others of any Intellectual Property rights of Prolab.

                  (f) The present and contemplated business, activities and products of Prolab do not infringe any Intellectual Property of any other person. No proceeding charging Prolab with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. There exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of Prolab. Prolab is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Prolab. Except as set forth in
Section 3.15 of the Disclosure Schedule, neither Prolab nor, to the knowledge of Prolab and the Stockholders, any of their employees have any agreements or arrangements with any persons other than Prolab related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of their employees on behalf of Prolab do not violate any such agreements or arrangements known to Prolab.

                  (g) Prolab has reviewed the areas within its businesses and operations which could be adversely affected by, and has developed a program to address on a timely basis, the "Year 2000 Problem" (i.e., the risk that applications used by Prolab or its suppliers and/or providers may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Prolab and the Stockholders reasonably believe that the "Year 2000 Problem" will not have any material adverse effect on the business or operations of Prolab.

         SECTION 3.16. LITIGATION; PRODUCT WARRANTY CLAIMS. Except as set forth on Section 3.16 of the Disclosure Schedule, there is no litigation or governmental or administrative proceeding or investigation pending or, to the best knowledge of the Stockholders, threatened against Prolab or affecting any of its properties or assets, or against any officer, director or stockholder or key employee of Prolab which, if adversely determined, may have a Material Adverse Effect, or which may call into question the validity or hinder the enforceability or performance of this Agreement or the agreements and transactions contemplated hereby; nor has there occurred any event nor does there exist any condition on the basis of which any such claim is reasonably likely to be asserted. There are no existing or threatened product liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against the Prolab for products or services which are defective or fail to meet any product or service warranties except as disclosed in Section 3.15 of the Disclosure Schedule. No claim has been asserted against Prolab for renegotiation or price redetermination of any business transaction, and there are no facts upon which any such claim could be based. No product distributed by Prolab is adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, or is an article which may not under the provisions of Section 505 of such Act be introduced into interstate commerce.

         SECTION 3.17. PERMITS; COMPLIANCE WITH LAWS. Except as set forth in
Section 3.17 of the Disclosure Schedule, Prolab has all necessary franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") necessary to permit it to own its properties and to conduct its businesses as the same are presently conducted or proposed to be conducted and all such Permits are valid and in full force and effect except for Permits the absence of which would have a Material Adverse Effect. No Permit is subject to termination as a result of the execution of the Agreement or consummation of the transactions contemplated hereby. Prolab is now and has heretofore been in compliance with, and has not received any notice of any failure to comply with, all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its Business, including, but not limited to the Federal Food, Drug and Cosmetic Act, Federal Trade Commission Act, Fair Packaging and labeling Act, Consumer Product Safety Act, Toxic Substances Control Act, Emergency Planning and Community Right-To-Know Act as well as regulations promulgated thereunder. Prolab has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any federal, state or municipal law or received any request for information, notice, demand letter, administrative inquiry or formal or informal investigation, complaint or claim with respect to any matter or the enforcement of any such law. Prolab has provided Natrol with copies of all documents, including correspondence, received from or sent to any federal, state or local agency or authority relating to Prolab or its products and all documents discussing or relating to complaints from Prolab's competitors regarding claims relating to products distributed by Prolab inquiries by the National Advertising Division of the Better Business Bureau.

         SECTION 3.18. INVENTORIES. Prolab's inventory items are of a quality and quantity salable in the ordinary course of its business and Prolab maintains adequate inventory reserves. The inventories stated in the Base Balance Sheet reflect the normal inventory valuation policies of Prolab and are based on and consistent with Prolab's inventory records, and in the reasonable judgment of Seller are properly valued. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business, on the whole, at profit margins consistent with Prolab's experience in prior years.

         SECTION 3.19. LABOR LAWS. As of the date hereof, Prolab employs 37 full-time and one part-time employees and except as set forth in Section 3.19 of the Disclosure Schedule generally enjoy a good employer-employee relationship. Prolab is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth in Section 3.19 of the Disclosure Schedule there are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or threatened against or involving any of Prolab or any of their respective Subsidiaries. No question concerning representation exists respecting any group of employees of Prolab or its Subsidiaries. Except as set forth in Section 3.19 of the Disclosure Schedule there are no claims or charges relating to or alleging sexual harassment or discrimination existing, pending or threatened against Prolab or has there occurred any event or does there exist any condition on the basis of which any such claim is reasonably likely to be asserted. Prolab and its Subsidiaries are, and at all times since November 6, 1986 have been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

         SECTION 3.20. INFORMATION SUPPLIED TO NATROL. Neither this Agreement (including the Disclosure Schedule) nor any document referenced herein, nor any certificate or statement furnished pursuant to or in connection with this Agreement by or on behalf of Prolab, when taken together contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no material fact directly relating to the business, operations or condition of Prolab (other than facts which relate to general economic or nationwide industry trends or conditions) that has a Material Adverse Effect or, to the best knowledge of Prolab and the Stockholders, in the future is reasonably likely to (so far as may now be reasonably foreseen based upon material facts of which Prolab or any of the Stockholders are now aware) have a Material Adverse Effect that has not been set forth in this Agreement or in the Disclosure Schedule. Except as disclosed in Section 3.20 of the Disclosure Schedule, none of the Stockholders or any of the officers or directors of Prolab has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (c) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from, or otherwise imposing limits or conditions on his, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated. None of Prolab or any Stockholder has ever made any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to United States or foreign national, state or local government officials, employees or agents or candidates therefor.

         SECTION 3.21. INVESTMENT BANKING; BROKERAGE. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees of lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Prolab or any Stockholder.

         SECTION 3.22. EMPLOYEE BENEFIT PROGRAMS.

                  (a) Section 3.22 of the Disclosure Schedule sets forth a list of every Employee Program (as defined below) that has been maintained (as such term is further defined below) by Prolab at any time prior to the Closing Date.

                  (b) Except as set forth in Section 3.22 of the Disclosure Schedule, each Employee Program which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its Qualification under the applicable Code section.

                  (c) Except as set forth in Section 3.22 of the Disclosure Schedule, there has not been any failure of any party to comply with any laws applicable with respect to the Employee Programs. With respect to any Employee Program, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including without limitation through any obligation of indemnification or contribution), in any taxes, penalties or other liability to Prolab or any Affiliate (as defined below). No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of the Stockholders, threatened with respect to any such Employee Program.

                  (d) With respect to each Employee Program within the three years preceding the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Natrol: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended through the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS;
(iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program;

(vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan.

            (e) Except as set forth in Section 3.22 of the Disclosure Schedule, each Employee Program maintained as of the date hereof is subject to termination by the Board of Directors of Prolab without any further liability or obligation on the part of such Company or such Subsidiary to make further contributions to any trust maintained under any such Employee Program following such termination.

            (g) For purposes of this Section 3.22:

                        (i) "Employee Program" means (A) all employee benefit
            plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

                        (ii) an entity "maintains" an Employee Program if such
            entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                        (iii) An entity is an "Affiliate" of any of Prolab or
            any of their respective Subsidiaries for purposes of this Section
            3.22 if it would have ever been considered a single employer with such Company or such Subsidiary under ERISA Section 4001(b) or part of the same "controlled group" as Prolab for purposes of ERISA
            Section 302(d)(8)(C), and in any case includes each Subsidiary; and

                        (iv) "Multiemployer Plan" means a (pension or
            non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

         SECTION 3.23. ENVIRONMENTAL MATTERS.

            (a) Except as set forth in Section 3.23 of the Disclosure Schedule,
(i) Prolab has not generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by Prolab, or has ever come to be located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by Prolab for treatment, storage, or disposal at any other place; (iv) Prolab does not presently own, operate, lease, or use, and has not previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Prolab in connection with the presence of any Hazardous Material.

            (b) Except as set forth in Section 3.23 of the Disclosure Schedule, to the Best knowledge of the Stockholders, (i) Prolab has no liability under, and has not violated in any material respect, any Environmental Law (as defined below); (ii) Prolab, any property owned, operated, leased, or used by it, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (iii) Prolab has not entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) none of the Stockholders has any reason to believe that any of the items enumerated in clause (iii) of this paragraph will be forthcoming.

            (c) Except as set forth in Section 3.23 of the Disclosure Schedule, to the best knowledge of the Stockholders, no site owned, operated, leased, or used by Prolab or its Subsidiaries contains any asbestos or asbestos-containing material, any polychlorinated biphenyls ("PCBs") or equipment containing PCBs, or any urea formaldehyde foam insulation.

            (d) Prolab has provided to Natrol copies of all documents, records, and information available to them concerning any environmental or health and safety matter relevant to any them, whether generated by them or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

            (e) For purposes of this Section 3.23, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any applicable environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, state, or local level, existing as of the date hereof or previously enforced; and (iv) the "Companies" shall mean and include each of Prolab, their respective Subsidiaries, their respective predecessors and all other entities for whose conduct such Company or any such Subsidiary is or may be held responsible under any Environmental Law.

         SECTION 3.24. INSURANCE. The physical properties, assets, business, operations, employees, officers and directors of Prolab are insured to the extent disclosed in Section 3.24 of the Disclosure Schedule. There is no claim by Prolab pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Prolab is in compliance in all material respects with the terms thereof. Such insurance is sufficient for compliance by Prolab with all requirements of applicable law and all agreements and leases to which it is a party. Except as set forth in Section 3.24 of the Disclosure Schedule, the execution of this Agreement and consummation of the transactions contemplated hereby shall not result in the termination of any such insurance policy or in coverage of possible losses and liabilities covered thereby otherwise available thereunder becoming unavailable.

         SECTION 3.25. RELATIONSHIP WITH CUSTOMERS AND SUPPLIERS. The relationships of Prolab with its customers and suppliers are good commercial working relationships. Set forth in Section 3.25 of the Disclosure Schedule is a list of the top 50 customers of Prolab by sales for the year ended December 31, 1998 and for the eight month period ended August 31, 1999. Except as set forth in Section 3.25 of the Disclosure Schedule, no Material Customer has canceled or otherwise terminated its relationship with Prolab or, has during said period decreased materially its usage, purchase, or provision, as the case may be, of the services or products of Prolab. Except as set forth in Section 3.25 of the Disclosure Schedule no such Material Customer has, to the best knowledge of the Stockholders, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with Prolab or to decrease materially or limit its usage, purchase, or provision, as the case may be, of the services or products of such company. Section 3.25 of the Disclosure Schedule sets forth a list of all suppliers and vendors of Prolab to whom during the fiscal year ended December 31, 1998 Prolab made payments aggregating $100,000 or more, showing, with respect to each, the name, address and dollar volume involved. No such supplier or vendor has prematurely terminated or reduced its business with Prolab or materially and adversely modified its relationship with Prolab nor has Prolab or any Stockholder received written notice that any such supplier or vendor have any plan or intention to do so.

         SECTION 3.26. INVESTMENT REPRESENTATIONS.

            (a) Each Stockholder represents that such Stockholder has had an opportunity to ask questions of the principal officers and representatives of Natrol and to obtain any additional information necessary to permit an evaluation of the benefits and risks associated with the investment made hereby. Each Stockholder confirms that such Stockholder has received and read the information provided by the Company which includes (i) Natrol's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (ii) Natrol's Proxy Statement dated May 11, 1999 and (iii) Natrol's Annual Report to Shareholders for the fiscal year ended December 31, 1998 (iv) Natrol's Quarterly Reports on Form 10-Q, for each of the three-month periods ended March 31, 1999, and June 30, 1999. (the "Informational Materials") and specifically confirms that such Stockholder fully understands information contained in the Informational Materials.

            (b) Each Stockholder represents that such Stockholder is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, and has such knowledge and experience in business, financial and investment matters that such Stockholder is capable of evaluating the merits and risks involved in the investment made hereby and further represents that such Stockholder is able to bear the economic risk of such investment for an indefinite period of time or to lose the entire investment made hereby.

            (c) Each Stockholder hereby represents that such Stockholder is acquiring the Natrol Common Stock for his own account and not with a view to any sale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations of the Securities and Exchange Commission thereunder as amended from time to time (the "Regulations"), except to the extent permitted by the Act and the Regulations. Each Stockholder agrees that such Stockholder will make no sale, offer to sell or transfer of any Natrol Common Stock in violation of the Act, the Regulations or any other federal or state securities law, or in violation of the terms of this Agreement.

            (d) Each Stockholder understands that neither the Natrol Common Stock nor the offer and sale thereof has been or will be registered under the Act or the securities laws of any state and that such Natrol Common Stock may not be sold, offered for sale or transferred for an indefinite period of time unless and until (i) a registration statement with respect thereto is in effect under the Act and applicable state laws or (ii) the Stockholder shall establish to the satisfaction of the Natrol and its counsel that the proposed transaction is exempt from registration under the Act and applicable state laws or that registration under the Act and applicable state laws is not required. The foregoing restrictions and provisions shall apply to any subsequent holder or transferee of any Natrol Common Stock. Each Stockholder acknowledges that and agrees that the certificate(s) representing the shares of Natrol Common Stock to be issued to the Stockholders hereunder shall bear a legend substantially in the following form:

                    "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT OR (2) AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT RELATING TO THE DISPOSITION OF SUCH SECURITIES."

         Natrol agrees that it will cause its transfer agent to remove such legend upon receipt of an opinion of counsel satisfactory to such transfer agent to the effect that such shares may be transferred free of restrictions and certificates therefor may be issued free of any restrictive legend.

            (e) Each Stockholder represents that such Stockholder is an individual residing in the state listed on Schedule 1.02 hereof and that all negotiations concerning the investment made hereby have taken place in such state.

            (f) Each Stockholder acknowledges that pursuant to Rule 144 of the Securities and Exchange Commission, they may not sell or otherwise dispose of the Natrol Common Stock acquired pursuant hereto for a period of one (1) year from the date hereof.

         SECTION 3.27. CORPORATE RECORDS; COPIES OF DOCUMENTS. The corporate record books of Prolab accurately record all material corporate action taken by their respective stockholders and board of directors and committees. The copies of such corporate records, as made available to Natrol for review, are true and complete copies of the originals of such documents.

         ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF NATROL.

         SECTION 4.01. MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Natrol hereby makes to them the representations and warranties contained in this Article IV.

         SECTION 4.02. ORGANIZATION AND CORPORATE POWER. Natrol is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted and to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby.

         SECTION 4.03. AUTHORITY. The execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by Natrol pursuant to this Agreement have been duly authorized by all necessary corporate action of Natrol, and no other corporate action on the part of Natrol or its stockholders is required in connection therewith. This Agreement and each such agreement, document and instrument constitutes, or when executed and delivered by Natrol will constitute, valid and binding obligations of Natrol enforceable in accordance with their respective terms. The execution, delivery and performance by Natrol of this Agreement and each such agreement, document and instrument:

            (a) do not and will not violate any provisions of the Certificate of Incorporation or by-laws of Natrol;

            (b) do not and will not result in any violation by Natrol of any laws, rules or regulations of the United States or any state or other jurisdiction applicable to Natrol, or require Natrol to obtain any approval, consent or waiver of, or to make any filing with, any Person (governmental or otherwise) that has not been obtained or made; and

            (c) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, order, writ, judgment, injunction, decree, determination or arbitration award to which Natrol is a party or by which the property of Natrol is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any property or asset owned by Natrol.

         SECTION 4.04. INVESTMENT BANKING; BROKERAGE. Except for a payment to Gardiner & Rouen, of San Marino, CA. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees of lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Natrol.


            ARTICLE V. SURVIVAL; INDEMNIFICATION.

         SECTION 5.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. All representations, warranties, agreements, covenants and obligations herein or in any schedule or certificate delivered by any party incident to the transactions contemplated hereby are material and may be relied upon by the party receiving the same and shall survive the Closing regardless of any investigation by or knowledge of such party and shall not merge into the performance of any obligation by any party hereto, subject to the provisions of this Article V.

         SECTION 5.02. INDEMNIFICATION BY THE STOCKHOLDERS. Each of the Stockholders, on behalf of themselves and their respective successors, executors, administrators, estates, heirs and permitted assigns as contemplated by Section 6.04, jointly and severally, subject to Section 5.02(b), agree subsequent to the Closing Date to indemnify and hold harmless Natrol, its affiliates and their respective shareholders, officers, directors, employees and agents (individually, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing and including any loss of Tax benefit or increase in Taxes payable for future periods) sustained, suffered or incurred by or made against any Buyer Indemnified Party (a "Loss" or "Losses") arising out of, based upon or in connection with:

            (a) any inaccuracy or breach of any representation or warranty made by Prolab or the Stockholders, in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;

            (b) material undisclosed liabilities known to any of the Stockholders relating to the activities or conduct of the business of Prolab on or prior to the Closing Date, including without limitation (i) any and all claims for or resulting from or connected with products sold or services provided by Prolab prior to the Closing Date or otherwise relating to events occurring on or prior to the Closing Date, (ii) amounts due in connection with any Employee Program (as defined in Section 3.22), (iii) Losses relating to the failure of Prolab to comply with applicable laws or regulations, and (iv) Losses with respect to Taxes for periods on or prior to the Closing Date;

            (c) the Basic Litigation (as defined in Section 1.02(b) above);

            (d) challenges, claims, proceedings or filings made by, with or on behalf of, the Federal Trade Commission or the Federal Drug Administration or any comparable state agency (an "Agency") relating to any advertising or promotional materials of Prolab existing on or before the Closing Date and any product labels of Prolab existing on or before the Closing Date regardless of whether such advertising or promotional materials were distributed or such products were sold before or after the Closing Date; and

            (e) any fees and expenses (including without limitation legal fees and accounting fees) relating to this Agreement or any transactions contemplated hereby paid, assumed or otherwise borne by Prolab except (i) to the extent such fees and expenses have been reflected in the calculation of the Adjustment Amount pursuant to Section 1.03(a) hereof and (ii) the costs and expenses incurred by Prolab in connection with the Audit.

         Claims under clauses (a) through (e) of this Section 5.02 hereinafter collectively referred to as "Buyer Indemnifiable Claims".

         The rights of Buyer Indemnified Parties to recover indemnification in respect of any occurrence referred to in clauses (b) through (e) of this Section
5.02 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause
(a) of this Section 5.02.

         SECTION 5.03. LIMITATIONS ON INDEMNIFICATION BY STOCKHOLDERS.

            (a) GENERAL THRESHOLD. Subject to the exceptions set forth in Sections 5.03(d) and (e), the Stockholders and shall not be obligated to indemnify Company Indemnified Parties in respect of Buyer Indemnifiable Claims except to the extent the cumulative amount of all Buyer Indemnifiable Claims exceeds Fifty Thousand Dollars ($50,000) (the "Buyer Threshold"), which excess cumulative amount shall be recoverable in accordance with the terms hereof; PROVIDED, HOWEVER, that the Buyer Indemnified Parties shall be entitled to dollar-for-dollar recovery with respect to Losses involving a breach of the representations and warranties contained in Sections 3.02, 3.03, 3.05, 3.09(iii), 3.11, 3.13 or 3.21.

            (b) GENERAL MAXIMUM INDEMNIFICATION. Subject to the exceptions set forth in Sections 5.03(d) and (e), the Stockholders shall not be obligated to indemnify Buyer Indemnified Parties in respect of Buyer Indemnifiable Claims after the cumulative amount of all Buyer Indemnifiable Claims exceeds forty percent (40%) of the Total Purchase Price.

            (c) TIME LIMITS FOR CLAIMS. Subject to the exceptions set forth in Sections 5.03(d) and (e), no claim for indemnification may be made by any Buyer Indemnified Party in respect of Buyer Indemnifiable Claims unless the written notice required by Section 5.06 with respect to such Losses shall have been received by the Representative a date prior to the second anniversary of the Closing Date; PROVIDED, HOWEVER, that the limitation of this clause (c) shall not apply to (A) Buyer Indemnifiable Losses described in Section 5.02(c), (B) Buyer Indemnifiable Losses involving a breach of the representations and warranties contained in Sections 3.02, 3.03, 3.05, 3.09(iii), 3.11, 3.13 or 3.21
and (C) Buyer Indemnifiable Losses with respect to Taxes of Prolab, indemnification with respect to which shall expire six (6) months after the termination of the applicable statute of limitations relating to the subject matter covered by such Section; and PROVIDED FURTHER, that in each case if prior to the applicable date of expiration a specific state of facts shall have become known which may constitute or give rise to any Buyer Indemnifiable Loss as to which indemnity may be payable and a Buyer Indemnified Party shall have given notice of such facts to the Stockholders and made a claim for indemnification within six months thereafter, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of, and any indemnification due in respect thereof shall have been paid, according to the date on which notice of the applicable claim is given.

            (d) DOLLAR-FOR-DOLLAR CLAIMS. Notwithstanding anything herein to the contrary, Buyer Indemnified Parties shall not be subject to any limitation, whether pursuant to this Section 5.03 or otherwise, and shall be entitled to dollar-for-dollar recovery, in seeking indemnification from any Stockholder with respect to the following:

                  (i) Losses arising from fraud or an intentional misrepresentation on the part of or any Stockholder;

                  (ii) Losses arising from breach of the representations and warranties contained in Sections 3.02, 3.03, 3.05, 3.09(iii), 3.11,
         3.13 or 3.21 or a covenant by any Stockholder; or any

                  (iii) Losses described in Section 5.02(b), 5.02(c) or 5.02(e).

            (e) AGENCY CLAIMS. Notwithstanding anything herein to the contrary, with respect to Losses described in Section 5.02(d), Buyer Indemnified Parties shall not be subject to the limitations set forth in Sections 5.03(a) through
(d) above, but shall be entitled to recover from the Stockholders fifty percent (50%) of all Losses described in Section 5.02(d) which arise prior to the first anniversary of the Closing Date.

     SECTION 5.04. INDEMNIFICATION BY NATROL. Natrol agrees subsequent to the Closing Date to indemnify and hold harmless the Stockholders from and against and in respect of all Losses sustained, suffered or incurred by or made against any of them arising out of, based upon or in connection with (a) any inaccuracy or breach of any representation or warranty made by Natrol in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement; and (b) any breach of any covenant or agreement made by Natrol in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement (such claims under clauses (a) and (b) being hereinafter collectively referred to as "Seller Indemnifiable Claims").

     SECTION 5.05. LIMITATIONS ON INDEMNIFICATION BY NATROL.

            (a) TIME LIMIT FOR CLAIMS; GENERAL THRESHOLD. The right of any Stockholder to indemnification under Section 5.04 shall be subject to the following provisions:

          (i) Indemnification with respect to Seller Indemnifiable Claims shall expire on the third anniversary of the Closing Date.

          (ii) No indemnification shall be payable with respect to Seller Indemnifiable Claims except to the extent that the cumulative amount of all Seller Indemnifiable Claims shall exceed $50,000, which excess cumulative amount shall be recoverable in accordance with the terms hereof.

            (b) CERTAIN MATTERS. Notwithstanding anything herein to the contrary, the Stockholders shall not be subject to limitation, whether pursuant to Section 5.05(a) hereof or otherwise, in seeking indemnification with respect to any Seller Indemnifiable Claim (i) involving fraud or an intentional misrepresentation by Natrol, (ii) arising from breach of a covenant by Natrol or
(iii) involving a breach by Natrol of the representations and warranties contained in Sections 4.03 and 4.04 hereof.

     SECTION 5.06. NOTICE; DEFENSE OF CLAIMS.

            (a) Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party (Natrol with respect to claims by any Stockholder and the Representative, with respect to claims by Buyer Indemnified Parties), but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. Other than with respect to the Basic Litigation and proceedings referred to in Section 5.02(d) ("Agency Proceedings"), if within 20 business days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that (i) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful (ii) that it shall be fully responsible (with no reservation of any rights) for all liabilities relating to such claim, liability or expense and that it will provide full indemnification (whether or not otherwise required hereunder) to the indemnified party with respect to such claim, liability or expense and (iii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified

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



party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; PROVIDED, HOWEVER, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification, and PROVIDED FURTHER that prior to such assumption of defense the indemnifying party shall enter into an agreement with the indemnified party in form and substance satisfactory to the indemnified party pursuant to which the indemnifying party (i) unconditionally guarantees the payment and performance of any liability or obligation which may arise out of or in any way relating to such claim, liability or expense or the facts giving rise thereto and (ii) provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend the claim, liability or expense and to pay and perform any liability or obligation which may arise out of or in any way relating to such claim, liability or expense or the facts giving rise thereto. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided its obligation to indemnify the indemnifying party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; PROVIDED, HOWEVER, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would, in the reasonable judgment of the indemnified party and its counsel, be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

            (b) Notwithstanding the provisions of Section 5.06(a), the Stockholders shall not be entitled to assume the defense of the Basic Litigation or any Agency Proceeding in accordance with Section 5.06(a). The defense of the Basic Litigation or any Agency Proceeding shall be conducted by or at the direction of Natrol. The Representative shall be entitled to receive any and all information reasonably requested by him with respect to the

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


Basic Litigation or any Agency Proceeding and shall be entitled to participate with representatives of Natrol in the defense of the Basic Litigation or any Agency Proceeding. Each of the Stockholders agrees to cooperate with the defense of the Basic Litigation or any Agency Proceeding by Natrol and shall take all actions reasonably requested by Natrol in connection therewith. Notwithstanding the foregoing, Natrol shall not have the right to settle the Basic Litigation or any Agency Proceeding without the consent of the Representative, which consent shall not be unreasonably withheld.

     SECTION 5.07. RECOVERIES. The amount of any Losses suffered, sustained, incurred or required to be paid by an indemnifying party shall be reduced by the amount of any insurance proceeds or other amounts relating to such Losses paid to the indemnified party by any Person not a party to this Agreement.

     SECTION 5.08. SATISFACTION OF STOCKHOLDER INDEMNIFICATION OBLIGATIONS. In order to satisfy the indemnification obligations of the Stockholders pursuant to Sections 5.02 and 5.03 above, a Buyer Indemnified Party shall have the right (in addition to collecting directly from the Stockholders) to set off its indemnification claims against any and all amounts payable by Natrol to any Stockholder under this Agreement or otherwise. In addition to all other remedies available to Buyer Indemnified Party, in order to satisfy the indemnification obligations of the Stockholders pursuant to Section 5.02(c), Natrol, on behalf of any Buyer Indemnified Party, shall have the right to reduce the Stock Payment as further set forth in Section 1.02(b).


                           ARTICLE VI. MISCELLANEOUS.

     SECTION 6.01. LAW GOVERNING. This Agreement shall be construed under and governed by the internal laws, and not the law of conflicts, of the State of Delaware.

     SECTION 6.02. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail upon the sooner of the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or acknowledgment of receipt, as follows:

     TO NATROL:              Natrol Professional Services, Inc.
                             21411 Prairie Street
                             Chatsworth, CA 91311
                             Attention: Dennis Jolicoeur, Senior Vice President


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







     with a copy to:         Goodwin, Procter & Hoar LLP
                             Exchange Place
                             Boston, MA 02109-2881
                             Attn: John R. LeClaire, P.C.

     TO THE REPRESENTATIVE:  Thomas E. Roark
                             23 Far Hills
                             Avon, CT 06001

     with a copy to:         Law Offices of Alan B. Silver
                             Bushnell Tower
                             One Gold Street, Suite S
                             Hartford, CT 06103-2914
                             Attn:  Alan B. Silver

or to such other address of which any party may notify the other parties as provided above.

     SECTION 6.03. PRIOR AGREEMENTS SUPERSEDED. This Agreement supersedes all prior understandings and agreements among the parties relating to the subject matter hereof, including without limitation the letter agreement dated August 10, 1999.

     SECTION 6.04. ASSIGNABILITY. This Agreement shall be assignable by Natrol after payment of any amounts owing to the Stockholders under Section 1.02, although no such assignment shall relieve Natrol of any of its liabilities or obligations under this Agreement. This Agreement shall not otherwise be assignable by Natrol without the prior written consent of the Representative, or by any of the Stockholders without the prior written consent of Natrol. This Agreement (including without limitation the provisions of Article V) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

     SECTION 6.05. FEES AND EXPENSES. Each of Natrol and each of the Stockholders shall pay its or his own expenses and costs associated with the preparation of this Agreement and the consummation of the transactions contemplated hereby; PROVIDED, HOWEVER, that the Stockholders may cause Prolab to pay the expenses of the Stockholders and such payment shall be considered in the preparation of and fully accounted for on the Estimated Closing Balance Sheet and the effect thereof shall be fully reflected in adjustments to the Total Purchase Price pursuant to Section 1.03 hereof.


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




     SECTION 6.06. PUBLICITY AND DISCLOSURES. A joint initial press release shall be made at the time of execution of this Agreement announcing that this Agreement has been signed. Such press release shall be in form and substance reasonably acceptable to the parties hereto.

     SECTION 6.07. CAPTIONS AND GENDER. The Captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

     SECTION 6.08. EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     SECTION 6.09. CERTAIN REMEDIES; SEVERABILITY. It is specifically understood and agreed that any breach of this Agreement by any of the parties hereto (including any breach of Article II by Mr. Roark, Mr. Morin or Mr. Esposito) will result in irreparable injury to the aggrieved party, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy for such breach and that, in addition to any other remedy it may have, such aggrieved party shall be entitled to enforce the specific performance of this Agreement by the breaching party and to seek both temporary and permanent injunctive relief, without the necessity of proving actual damages, but without limitation of their rights to recover such damages. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement. Notwithstanding the foregoing, however, each of Mr. Roark, Mr. Morin and Mr. Esposito acknowledges and agrees that the provisions of Article II are reasonable in context and scope, are a material condition to Natrol's willingness to purchase his interest in Prolab and are intended to be and shall be enforced to the full extent set forth herein.

     SECTION 6.10. AMENDMENTS; WAIVERS. This Agreement may not be amended or modified except by a writing duly and validly executed by each Stockholder and Natrol. Any party hereto may waive any covenant or condition intended for its benefit in its discretion, but delay on the party of any party in exercising any right, power or privilege hereunder shall not operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty, or any failure to perform or comply with any covenant or agreement, contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy, breach or failure.

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


     IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date set forth above.

                                      NATROL, INC.




                                      By: /S/ ELLIOT BALBERT
                                          -----------------------------------
                                           Name: Elliot Balbert
                                          Title: President and Chief Executive
                                                 Officer


                                      PROLAB NUTRITION, INC.




                                      By: /S/ THOMAS E. ROARK
                                          -----------------------------------
                                          Name:  Thomas E. Roark
                                          Title:  President



                                      STOCKHOLDERS:


                                        /S/ THOMAS E. ROARK
                                        -----------------------------------
                                       Thomas E. Roark



                                       S/S JOHN YVES MORIN
                                       -----------------------------------
                                      John Yves Morin




                                       /S/ DWIGHT OTIS
                                       -----------------------------------
                                      Dwight Otis

                                     /S/ ANDREW M. ESPOSITO, JR.
                                     -----------------------------------
                                     Andrew M. Esposito, Jr.



                                       38